Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Data443 Risk Mitigation, Inc. (formerly known as "Landstar, Inc.") of our report dated April 12, 2019 relating to the consolidated financial statements, which appears in Data443 Risk Mitigation, Inc.'s (formerly known as "Landstar, Inc.") Form 10-K for the year ended December 31, 2018. Our report contains emphasis of a matter paragraph regarding the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Thayer O'Neal Company, LLC

Thayer O'Neal Company, LLC
Sugar Land, Texas
April 16, 2020